Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated April 5, 2023, related to the financial statements of LQR House, Inc. as of December 31, 2022 and 2021, and for the periods then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

June 14, 2023